Exhibit 99.1
The Allied Defense Group, Inc.
For More Information, Contact:
Geoff Grande, CFA
FD
617-747-1721
THE ALLIED DEFENSE GROUP ANNOUNCES DEFINITIVE MERGER AGREEMENT WITH CHEMRING GROUP PLC
VIENNA, Virginia, January 19, 2010 — The Allied Defense Group, Inc. (NYSE Amex: ADG) announced that it has signed a definitive merger agreement with Chemring Group PLC (LSE: CHR). Chemring has agreed to acquire The Allied Defense Group in an all-cash transaction valued at $7.25 per share, a premium of 54% over the closing price on January 15, 2010. The close of the transaction, which is subject to regulatory filing periods and shareholder approval, is expected within 90 days.
Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group said, “We are delighted to have our ammunition manufacturing companies join the Chemring Group. Operating as subsidiaries of a larger ammunition production organization will open far more opportunities than were available to them in a much smaller organization. The financial resources brought by Chemring will also benefit our customers and suppliers.“
Added Marcello, “Our decision to streamline our operations and focus on core competencies strengthened our market share in the global ammunition market and made The Allied Defense Group an attractive acquisition for Chemring. This proposed transaction is the culmination of our Board’s exploration of strategic alternatives designed to maximize shareholder value. We are confident this is the right decision for our shareholders, employees and customers.”
Dr. David Price, Chief Executive of Chemring added, “The acquisition of The Allied Defense Group will significantly enhance our business within the global ammunition and ammunition-related service markets. It provides a complementary range of products and manufacturing technologies and increases the strength of our product engineering capabilities. I am confident that the combined business will provide a strong platform for growth and create a world leader in these markets.”
The Board of Directors of The Allied Defense Group voted unanimously to adopt and approve the merger agreement and recommend that the shareholders of Allied Defense Group stock vote in favor of the transaction
Houlihan Lokey acted as financial advisors to The Allied Defense Group, and rendered a fairness opinion to the Board of Directors. Hogan & Hartson served as legal advisors to the company.

The Allied Defense Group, Inc. will hold a conference call to discuss the agreement today, January 19, 2010, at 9:00 a.m. (ET). To access the conference call, interested parties may call (888) 293-6976 within the United States or (719) 325-2317 outside the United States. A replay of the call will be available from approximately 12:00 p.m. (ET) today, January 19, 2010, through 11:59 p.m. (ET) on April 19, 2010. To access the replay, please call (888) 203-1112 in the United States, or (719) 457-0820 outside the United States, and enter the following code: 4832346.
About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a multinational defense company focused on the manufacture, sale and distribution of ammunition and ammunition-related products for use by the U.S. and foreign governments. For more information, please visit the Company’s web site: www.allieddefensegroup.com.
About Chemring Group
Chemring Group PLC is a global defense business listed on the London Stock Exchange with a market capitalization of about £1 billion ($1.6 billion). Chemring specializes in the manufacture of energetic material products, providing solutions for highly demanding requirements in the Pyrotechnics, Explosive Ordnance Disposal, Munitions and Countermeasures markets. The Group is built on a hundred-year history of innovation and development and now employs over 3500 people in the UK, US, France, Germany, Italy, Norway, Spain and Australia. For more information, please visit the Company website: www.chemring.co.uk.
Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by The Allied Defense Group, Inc. with the Securities and Exchange Commission (“SEC”).
This communication may be deemed to be a solicitation of proxies in connection with the proposed merger. In connection with the proposed merger, The Allied Defense Group, Inc. will file a proxy statement and relevant documents concerning the proposed transaction with the SEC. The definitive proxy statement will be mailed to The Allied Defense Group, Inc.’s stockholders in advance of the special meeting. Investors and security holders of The Allied Defense Group, Inc. are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about The Allied Defense Group, Inc. and the proposed transaction. The proxy statement (when it becomes available) and any other documents filed by The Allied Defense Group, Inc. with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by The Allied Defense Group, Inc. by contacting Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

The Allied Defense Group, Inc. and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about the directors and executive officers of Allied Defense Group, Inc. and their ownership of Allied Defense Group, Inc. securities is set forth in its most recent annual report on Form 10-K filed with the SEC. Investors and securityholders may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.
# # #